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                                                                      Exhibit 99
                                                                      ----------

                          STERLING SOFTWARE ANNOUNCES
                   ACQUISITION OF AMERICAN BUSINESS COMPUTER

           Acquisition of ABC strengthens Sterling's position as the leading provider of EDI software in the world


     DALLAS, August 2, 1994 -- Sterling Software Inc. (SSW-NYSE) today announced the acquisition of American Business Computer (ABC) in a stock transaction structured as a pooling of interests. ABC, based in Ann Arbor, MI, is the leading provider of UNIX-based EDI software in North America. For the year ended June 30, 1994, ABC had annual revenue of approximately $5.1 million.

     "UNIX is the fastest growing segment of the EDI software market, expected to grow at an average rate of 40% per year over the next five years," and Torrey Byles of BIS Strategic Decisions, a leading technology research firm.

     Sterling L. Williams, president and chief executive officer of Sterling Software, commented on the acquisition, saying, "This merger makes Sterling Software the market leader in the fastest growing segment of the EDI translation software market, strengthening our position in the EDI software market and the broader electronic commerce market as well." Warner C. Blow, president of Sterling Software's Electronic Commerce Group, added, "With the acquisition of ABC, Sterling Software now offers the strongest suite of multi-platform EDI software products in the world. Both Sterling and ABC customers will greatly benefit from the strength of the combined operations."

     The operations of ABC will be merged into Sterling's Interchange Software Division (ISD), one of Sterling's four Electronic Commerce Group divisions. Following the merger, ABC's principals -- Kimba Vasquez, president and chief executive officer, and Patrick Davis, chief operating officer -- will join Sterling's ISD executive staff as vice president of business development and vice president of operations, respectively.

     Sterling Software Inc., headquartered in Dallas, is a worldwide leader in electronic commerce, systems software and government-related professional services. The company employs approximately 2,900 people in more than 50 offices worldwide organized into four groups and sixteen divisions to focus on its three key markets and the international marketplace. Revenue in 1993 was $411.8 million.
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Contacts:

Anne Vahala                           Susan Eskin
Vice President, Investor Relations    Vice President, Marketing
Sterling Software Inc.                Interchange Software Division
214/891-8600                          Sterling Software Inc.
                                      614/793-7000
For electronic commerce/EDI market information, please contact:

Torrey Byles
BIS Strategic Decisions
408/987-2765

349640/D